Exhibit 4.01

FINANCING AGREEMENT

between

ADAMS COUNTY, COLORADO

and

PUBLIC SERVICE COMPANY OF COLORADO

Dated as of August 1, 2005

relating to

$129,500,000

Adams County, Colorado

Pollution Control Refunding Revenue Bonds,

2005 Series A

(Public Service Company of Colorado Project)

i

ii

iii

FINANCING AGREEMENT

THIS FINANCING AGREEMENT, dated as of August 1, 2005 (this “Agreement”), between ADAMS COUNTY, COLORADO, a public body corporate and politic organized and existing as a county within the State of Colorado under the Constitution and laws of such State (the “County”), and PUBLIC SERVICE COMPANY OF COLORADO, a corporation organized and existing under the laws of the State of Colorado (the “Company”),

WITNESSETH:

WHEREAS, the County is authorized under the County and Municipality Development Revenue Bond Act, constituting Article 3 of Title 29, Colorado Revised Statutes, as amended (the “Act”), among other things, to finance and to issue revenue bonds for the purpose of defraying the cost of financing, acquiring, constructing, improving and equipping pollution control facilities (as defined in the Act) and solid waste disposal facilities and to enter into financing agreements for the purpose of providing revenues to pay such revenue bonds; and

WHEREAS, the County has heretofore issued and sold its “Adams County, Colorado, Pollution Control Refunding Revenue Bonds, 1993 Series A (Public Service Company of Colorado Project)” (the “1993 Adams County Bonds”) in the original aggregate principal amount of $79,500,000 for the purpose of providing funds in the amount necessary, together with other available moneys, to effect the redemption of $37,500,000 aggregate principal amount of “Adams County, Colorado, Collateralized Pollution Control Revenue Bonds (Public Service Company of Colorado Project) Series 1974” (the “1974 Adams County Bonds”), and $42,000,000 aggregate principal amount of “Adams County, Colorado, Pollution Control Revenue Bonds (Public Service Company of Colorado Project) 1983 Series A” (the “1983 Adams County Bonds”); and

WHEREAS, the 1974 Adams County Bonds were issued to defray the costs of the Company for financing, acquiring, constructing and equipping certain air and water pollution control facilities (the “1974 Facilities”) at the Company’s Cherokee Steam Electric Generating Station (the “Cherokee Plant”) located within the boundaries of the County, at the Company’s Cameo Steam Electric Generating Station (the “Cameo Plant”) located within Mesa County, Colorado, at the Company’s Arapahoe Steam Electric Generating Station (the “Arapahoe Plant”) located within the boundaries of the City and County of Denver, Colorado, at the Company’s Zuni Steam Electric Generating Station (the “Zuni Plant”) located within the City and County of Denver, Colorado, and at the Company’s Valmont Steam Electric Generating Station (the “Valmont Plant”) located within the boundaries of Boulder County, Colorado; and

WHEREAS, the 1983 Adams County Bonds were issued to defray the costs of the Company of financing, acquiring, constructing and equipping certain air and water pollution control facilities (the “1983 Facilities”) at the Cherokee Plant, the Arapahoe Plant, and the Valmont Plant; and

WHEREAS, Morgan County, Colorado (“Morgan County”) has heretofore issued and sold its “Morgan County, Colorado, Pollution Control Refunding Revenue Bonds, 1993 Series A

(Public Service Company of Colorado Project)” in the original aggregate principal amount of $50,000,000 (the “1993 Morgan County Bonds”) for the purpose of providing funds in the amount necessary, together with other available moneys, to effect the redemption of $50,000,000 aggregate principal amount of “Morgan County, Colorado Pollution Control Revenue Bonds, 1979 Series A (Public Service Company of Colorado Project)” (the “1979 Morgan County Bonds”); and

WHEREAS, the 1979 Morgan County Bonds were issued by Morgan County to defray the costs of the Company of financing, acquiring, constructing and equipping certain air and water pollution control and solid waste disposal facilities (the “1979 Facilities”) at the Company’s Pawnee Steam Electric Generating Station (the “Pawnee Plant”) in Morgan County; and

WHEREAS, the County is authorized by the Act to issue its revenue bonds to refund any bonds issued by the County under the Act and to refund bonds issued by other counties or municipalities that have delegated their respective bond authority under the Act to the County; and

WHEREAS, the Company has requested the County to issue refunding bonds in an amount sufficient, together with other moneys available therefor, to effect the redemption of the outstanding 1993 Adams County Bonds and the 1993 Morgan County Bonds; and

WHEREAS, pursuant to a resolution of the Board of County Commissioners of Morgan County adopted on July 26, 2005, Morgan County has delegated its bond authority with respect to refunding the 1993 Morgan County Bonds to Adams County; and

WHEREAS, the County has determined to issue its Pollution Control Refunding Revenue Bonds, 2005 Series A (Public Service Company of Colorado Project) (the “2005 Series A Bonds”) in an original aggregate principal amount of $129,500,000, under an Indenture of Trust, dated as of August 1, 2005 (the “Indenture”), by and between the County and U.S. Bank National Association, as Trustee (the “Trustee”), and pursuant to the Act and the Supplemental Public Securities Act constituting Title 11, Article 57, Part 2, Colorado Revised Statutes, as amended, for the purpose of providing moneys that, together with certain other funds, will be in an amount sufficient to effect the refunding of the 1993 Adams County Bonds and the 1993 Morgan County Bonds; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the execution and delivery hereof, the County and the Trustee will execute and deliver the Indenture, and the County will issue the 2005 Series A Bonds in accordance with the terms and conditions thereof.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the premises, DO HEREBY AGREE as follows:

ARTICLE 1
DEFINITIONS

Section 1.01           Definitions.  Unless otherwise provided in this Article I, for purposes of this Agreement, (i) terms defined in the recitals hereto have the meanings so given to them therein, (ii) capitalized terms used but not defined herein have the meanings given to them in the Indenture, and (iii) if the context of the use of a capitalized term clearly requires that the common meaning or an alternative meaning for such term should apply, such common meaning or alternative meaning, as the case may be, shall be given effect.  The following terms shall for all purposes of this Agreement have the meanings herein specified, unless the context clearly requires otherwise:

(a)           “Act” means the County and Municipality Development Revenue Bond Act, constituting Article 3 of Title 29, Colorado Revised Statutes, as amended, and all acts supplemental thereto or amendatory thereof.

(b)           “Administration Expenses” means the fees of the County, and the reasonable and necessary expenses incurred by the County, with respect to this Agreement, the Indenture and any transaction or event contemplated by this Agreement or the Indenture, including the ordinary and extraordinary compensation and reimbursement of expenses and advances payable to the Trustee.

(c)           “Agreement” means this Financing Agreement, and any and all modifications, alterations, amendments and supplements hereto.

(d)           “Arapahoe Facilities” means the air and water pollution control facilities currently in operation at the Arapahoe Plant that are described in Part I of Exhibit A hereto.

(e)           “Authorized Company Representative” means each person at the time designated to act on behalf of the Company by written certificate furnished to the County and the Trustee containing the specimen signature of such person and signed on behalf of the Company by its President or any Vice President, Chief Financial Officer, or its Treasurer together with its Secretary or any Assistant Secretary.

(f)            “Bond Fund” means the fund created by Section 5.01 of the Indenture.

(g)           “Bond Insurer” means MBIA Insurance Corporation, a New York stock insurance company, its successors and assigns.

(h)           “Bond Insurer Default”  means the occurrence and continuance of one or more of the following events: (i) the declaration by the Bond Insurer or otherwise that the Financial Guaranty Insurance Policy is null and void prior to the full payment to the Owners of the 2005 Series A Bonds of the principal thereof and the interest thereon; (ii) the issuance of an order of liquidation or dissolution of the Bond Insurer; (iii) the commencement by the Bond Insurer of a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect including, without limitation, the appointment of a trustee, receiver, liquidator, custodian or other similar official for itself or any substantial part of its property; (iv) the consent of the Bond Insurer to any relief referred to in the preceding clause (iii) in an action against the Bond Insurer in an involuntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to the Bond Insurer or its debts under any bankruptcy, insolvency, or similar law now or hereafter in effect; (v) the making by the Bond Insurer of an assignment for the benefit of creditors; (vi) the failure of the Bond Insurer to generally pay its debts as they become due; or (vii) a default by the Bond Insurer under the Financial Guaranty Insurance Policy.

(i)            “Bond Purchase Agreement” means the Bond Purchase Agreement among the County and the Underwriters, relating to the 2005 Series A Bonds.

(j)            “Business Day” means a day on which (i) banks located in the respective cities in which the Principal Office of the Trustee is located and in which the Bond Insurer’s principal office is located and in Minneapolis, Minnesota are not required or authorized by law to remain closed and (ii) the New York Stock Exchange is not closed.

(k)           “Cameo Facilities” means the air and water pollution control facilities currently in operation at the Cameo Plant that are described in Part II of Exhibit A hereto.

(l)            “Cherokee Facilities” means the air and water pollution control facilities currently in operation at the Cherokee Plant that are described in Part III of Exhibit A hereto.

(m)          “Code” means the Internal Revenue Code of 1986, as amended.  Each reference to a section of the Code herein shall be deemed to include the United States Treasury Regulations proposed or in effect thereunder and applicable to the 2005 Series A Bonds or the use of the proceeds thereof, unless the context clearly requires otherwise.

(n)           “Company” means Public Service Company of Colorado, a corporation organized and existing under the laws of the State of Colorado, its successors and assigns.

(o)           “Company Mortgage” means the Indenture, dated as of October 1, 1993, between the Company and U.S. Bank Trust National Association, as Trustee, as the same has been, may be concurrently, or from time to time hereafter may be amended or supplemented in accordance with its terms.

(p)           “County” means Adams County, Colorado, a public body corporate and politic organized and existing as a county within the State of Colorado under the Constitution and laws of such State.

(q)           “Discontinued Facilities” means, collectively, (i) the facilities and equipment at the Arapahoe Plant, the Cameo Plant, the Cherokee Plant, the Valmont Plant and the Zuni Plant described in Exhibit B hereto, the cost of the acquisition, construction or installation of which were financed, in whole or in part, with proceeds of the 1974 Adams County Bonds or the 1983 Adams County Bonds, but which heretofore have been taken out of service or disposed of by the Company, and (ii) the facilities and equipment at the Pawnee Plant described in Exhibit B hereto, the cost of the acquisition, construction or installation of which were financed, in whole or in part, with proceeds of the 1979 Morgan County Bonds, but which heretofore have been taken out of service or disposed of by the Company.

(r)            “Engineer’s Certificate” means the certificate of Utility Engineering Corp., dated the date of issuance of the 2005 Series A Bonds, contained in the Tax Compliance Certificate.

(s)           “Facilities” means, collectively, (i) the Arapahoe Facilities, the Cameo Facilities, the Cherokee Facilities, the Valmont Facilities, and the Zuni Facilities described in Exhibit A hereto, the cost of the acquisition, construction or installation of which were financed, in whole or in part, with proceeds of the 1974 Adams County Bonds or the 1983 Adams County Bonds, and (ii) the Pawnee Facilities described in Exhibit A hereto, the cost of the acquisition, construction or installation of which were financed, in whole or in part, with proceeds of the 1979 Morgan County Bonds.  The Facilities do not and shall not include any Discontinued Facilities.

(t)            “Financial Guaranty Insurance Policy” means the Financial Guaranty Insurance Policy issued by the Bond Insurer insuring the regularly scheduled payment when due of the principal of and interest on the 2005 Series A Bonds, as provided therein.

(u)           “Indenture” means the Indenture of Trust, dated as of August 1, 2005, between the County and the Trustee, and any and all modifications, alterations, amendments and supplements thereto.

(v)           “Insurance Agreement” means the Insurance and Reimbursement Agreement, dated as of August 1, 2005, among the Company, the Trustee, and the Bond Insurer, as the same from time to time may be amended or supplemented in accordance with its terms.

(w)          “1954 Code” means the Internal Revenue Code of 1954, as amended, and the regulations promulgated thereunder.

(x)            “1993 Adams County Bonds Indenture” means the Indenture of Trust, dated as of April 1, 1993, between the County and Colorado National Bank, as Trustee, relating to the 1993 Adams County Bonds.

(y)           “1993 Adams County Bonds Trustee” means U.S. Bank National Association, successor to Colorado National Bank, as Trustee under the 1993 Adams County Bonds Indenture.

(z)            “1993 Morgan County Bonds Indenture” means the Indenture of Trust, dated as of June 1, 1993, between the County and Colorado National Bank, as Trustee, relating to the 1993 Morgan County Bonds.

(aa)         “1993 Morgan County Bonds Trustee” means U.S. Bank National Association, successor to Colorado National Bank, as Trustee under the 1993 Morgan County Bonds Indenture.

(bb)         “Note” means the Promissory Note, dated the date of issuance of the 2005 Series A Bonds, in substantially the form attached as Exhibit C to this Agreement, to be executed by the Company and issued to the County, and endorsed by the County to the Trustee, in accordance with Section 5.01(a) hereof.

(cc)         “Owner” means the person in whose name any 2005 Series A Bond is registered upon the registration records of the Registrar maintained pursuant to the Indenture.

(dd)         “Pawnee Facilities” means the air and water pollution control facilities and solid waste disposal facilities currently in operation at the Pawnee Plant that are described in Part VI of Exhibit A hereto.

(ee)         “Plants” means, collectively, the Arapahoe Plant, the Cameo Plant, the Cherokee Plant, the Valmont Plant, the Zuni Plant, and the Pawnee Plant.  “Plant” means any one of the Plants, as the context requires.

(ff)           “Refunding Obligations” means any series of bonds or notes issued by the County pursuant to the Act, the proceeds of which are used, in whole or in part, to provide for the payment, at or prior to maturity, together with other moneys available therefor, of all or any portion of the Outstanding 2005 Series A Bonds.

(gg)         “Registrar” means the Trustee acting in its capacity as Registrar of the 2005 Series A Bonds in accordance with the Indenture.

(hh)         “Regulated Utility Corporation” means, for so long as any Colorado corporation engaged in the generation and distribution of electricity or the transportation and distribution of natural gas is regulated by the Colorado Public Utilities Commission, a corporation (or other entity) engaged in the generation and distribution of electricity or the transportation and distribution of natural gas, which is regulated by the Colorado Public Utilities Commission or a successor thereto that is reasonably acceptable to the Bond Insurer.

(ii)           “Tax Certificate” means the Tax Certificate as to Arbitrage and the Provisions of the Internal Revenue Code of 1954 and the Internal Revenue Code of 1986, to be dated the date of original issuance of the 2005 Series A Bonds and to be executed by the County and acknowledged and agreed to by the Company, as from time to time modified pursuant to its terms.

(jj)           “Trustee” means U.S. Bank National Association, a national banking association, as trustee under the Indenture, and its successors in trust and their assigns.

(kk)         “2005 Series A Bonds” means the series of bonds authorized to be issued under Section 2.01 of the Indenture.

(ll)           “Underwriters” means, collectively, Citigroup Global Markets, Inc., BNY Capital Markets, and Goldman Sachs & Co.,  and their respective successors and assigns.

(mm)       “Valmont Facilities” means the air and water pollution control facilities currently in operation at the Valmont Steam Electric Generating Station of the Company located within Boulder County, Colorado which are described in Part IV of Exhibit A hereto.

(nn)         “Zuni Facilities” means the air and water pollution control facilities currently in operation at the Zuni Steam Electric Generating Station of the Company located within the City and County of Denver, Colorado which are described in Part V of Exhibit A hereto.

Section 1.02           Rules of Interpretation.

(a)           The words “herein” and “hereof” and “hereunder” and words of similar import, without reference to any particular section or subdivision, refer to this Agreement as a whole rather than to any particular section or subdivision of this Agreement.

(b)           References in this Agreement to any particular article, section or subdivision hereof are to the designated article, section or subdivision of this Agreement as originally executed.

(c)           All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; and all computations provided for herein shall be made in accordance with generally accepted accounting principles consistently applied and applied on the same basis as in prior years.

(d)           The Table of Contents and titles of articles and sections herein are for convenience of reference only and are not a part of this Agreement and shall not define or limit the provisions hereof.

(e)           Unless the context hereof clearly requires otherwise, the singular shall include the plural and vice versa and the masculine shall include the feminine and vice versa.

(f)            Articles, sections, subsections and clauses mentioned by number only are those so numbered which are contained in this Agreement.

(g)           Any opinion of counsel called for herein shall be a written opinion of such counsel.

(h)           The County and the Company acknowledge that each of them and their respective counsel have participated in the drafting this Agreement and the Indenture, and, accordingly, agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any supplement or exhibit hereto or the Indenture or any supplement or exhibit thereto.

(i)            If not expressly stated, references to the excludability or exclusion of interest on the 2005 Series A Bonds from gross income for federal income tax purposes shall be deemed to mean the excludability or exclusion of interest on the 2005 Series A Bonds (other than 2005 Series A Bonds held by a “substantial user” of the Facilities or a “related person” within the meaning of section 147(a) of the Code) from gross income for federal income tax purposes pursuant to section 103(a) of the Code.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.01           Representations and Warranties of the County.  The County makes the following representations and warranties as the basis for the undertakings on the part of the Company contained herein:

(a)           The County is a public body corporate and politic duly organized and existing as a county in the State of Colorado under the Constitution and laws of such State;

(b)           The County has the power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein, and by proper corporate action has duly authorized the execution and delivery hereof; and

(c)           The execution and delivery of this Agreement by the County do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof by the County will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the County is now a party or by which it is now bound, or any order, rule or regulation applicable to the County of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the County or over any of its properties, or the Constitution or laws of the State of Colorado.

Section 2.02           Representations and Warranties of the Company.  The Company makes the following representations and warranties as the basis for the undertakings on the part of the County contained herein:

(a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Colorado;

(b)           The Company has the power to enter into this Agreement, to issue the Note,  and to perform and observe the agreements and covenants on its part contained in this Agreement and the Note, and by proper corporate action has duly authorized the execution and delivery hereof;

(c)           The Public Utilities Commission of the State of Colorado has approved all matters relating to the Company’s participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body is legally required for the Company’s participation therein, except such as may have been obtained or may be required under the securities laws of any jurisdiction;

(d)           The execution and delivery of this Agreement and the issuance of the Note by the Company do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof by the Company will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is now bound, or the Amended and Restated Articles of Incorporation or Bylaws of the Company, or any order, rule or regulation applicable to the Company of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company;

(e)           The 1974 Facilities at the Cherokee Plant are, or, to the extent the 1974 Facilities at the Cherokee Plant are Discontinued Facilities, are or were, located within the boundaries of the County; the 1974 Facilities at the Cameo Plant are, or, to the extent the 1974 Facilities at the Cameo Plant are Discontinued Facilities, are or were, located within Mesa County, Colorado; the 1974 Facilities at the Arapahoe Plant are, or, to the extent the 1974 Facilities at the Arapahoe Plant are Discontinued Facilities, are or were, located within the boundaries of the City and County of Denver, Colorado; the 1974 Facilities at the Zuni Plant are, or, to the extent the 1974 Facilities at the Zuni Plant are Discontinued Facilities, are or were, located within the City and County of Denver, Colorado; and the 1974 Facilities at the Valmont Plant are, or, to the extent the 1974 Facilities at the Valmont Plant are Discontinued Facilities, are or were located within the boundaries of Boulder County, Colorado;

(f)            The 1979 Facilities are, or, to the extent the 1979 Facilities are Discontinued Facilities, are or were, located within the boundaries of Morgan County, Colorado;

(g)           The 1983 Facilities at the Cherokee Plant are, or, to the extent the 1983 Facilities at the Cherokee Plant are Discontinued Facilities, are or were, located within the boundaries of the County; the 1983 Facilities at the Arapahoe Plant are, or, to the extent the 1983 Facilities at the Arapahoe Plant are Discontinued Facilities, are or were, located within the boundaries of the City and County of Denver, Colorado; and the 1983 Facilities at the Valmont Plant are, or, to the extent the 1983 Facilities at the Valmont Plant are Discontinued Facilities, are or were,  located within the boundaries of Boulder County, Colorado;

(h)           The description of the Facilities and the Discontinued Facilities, and the estimated remaining useful lives of the Facilities, set forth in the Engineer’s Certificate are, to the knowledge of the Company, fair and accurate;

(i)            The costs of the acquisition, construction and/or installation of the Facilities, including the Discontinued Facilities, were financed with proceeds of the 1974 Adams County Bonds, the 1979 Morgan County Bonds, or the 1983 Adams County Bonds, and the Facilities herein described do not include facilities other than those facilities financed with proceeds of the 1974 Adams County Bonds, the 1979 Morgan County Bonds, or the 1983 Adams County Bonds;

(j)            Substantially all of the proceeds of the 1974 Adams County Bonds, the 1979 Morgan County Bonds, and the 1983 Adams County Bonds were used to provide air or water pollution control facilities within the meaning of Section 103(b)(4)(F) of the 1954 Code or, in the case of the 1979 Facilities, solid waste disposal facilities within the meaning of Section 103(b)(4)(E) of the 1954 Code;

(k)           The principal of or interest on the 2005 Series A Bonds is not “federally guaranteed” (as defined in Section 149(b) of the Code) in whole or in part by the United States of America or any agency or instrumentality thereof;

(l)            None of the proceeds of the 1974 Adams County Bonds, the 1979 Morgan County Bonds, or the 1983 Adams County Bonds were used to provide any airplane, skybox or other private luxury box, health club facility, any facility primarily used for gambling or any store the principal business of which is the sale of alcoholic beverages for consumption off premises;

(m)          No proceeds of the 1974 Adams County Bonds, the 1979 Morgan County Bonds, or the 1983 Adams County Bonds were used (directly or indirectly) for the acquisition of land (or an interest therein);

(n)           No portion of the proceeds of the 1974 Adams County Bonds, the 1979 Morgan County Bonds, or the 1983 Adams County Bonds was used for the acquisition of any property (or an interest therein) the first use of which was not pursuant to such acquisition;

(o)           The proceeds of the 1993 Adams County Bonds were applied solely to the refunding of the 1974 Adams County Bonds and the 1983 Adams County Bonds;

(p)           The proceeds of the 1993 Morgan County Bonds were applied solely to the refunding of the 1979 Morgan County Bonds; and

(q)           The weighted average maturity of the 2005 Series A Bonds is 12.0356 years, and 20% of the average reasonably expected economic life of the Facilities is 12.9661 years; therefore, the weighted average maturity of the 2005 Series A Bonds does not exceed one hundred twenty percent (120%) of the average reasonably expected economic life of the Facilities, for purposes of Section 147(b) of the Code.

(r)            The representations and warranties made by the Company in the Tax Certificate are true and accurate, subject to any qualifications set forth therein.

ARTICLE 3
THE FACILITIES

Section 3.01           Facilities Property of Company.  The Facilities are and shall be the property of the Company, and the County shall have no right, title or interest therein.  The Facilities may be subject to such liens and encumbrances as determined by the Company, at its sole discretion, by operation of law, or otherwise, and may be sold, assigned, or disposed of by the Company, at its discretion, in accordance with Section 6.08 hereof.

Section 3.02           No Warranty of Condition or Suitability by the County.  The County makes no warranty, either express or implied, as to the condition of the Facilities or for the suitability of the Facilities for the Company’s purposes or needs.

ARTICLE 4
ISSUANCE OF THE 2005 SERIES A BONDS

Section 4.01           Issuance of the 2005 Series A Bonds.  In order to assist the Company in the refinancing of the costs of the acquisition, construction and installation of the Facilities, the County shall issue the 2005 Series A Bonds under and in accordance with the Indenture.  The Company hereby approves the issuance of the 2005 Series A Bonds and all terms and conditions thereof.

Section 4.02           Redemption of the 1993 Adams County Bonds and the 1993 Morgan County Bonds.  Prior to or upon issuance of the 2005 Series A Bonds, the County, at the direction of the Company, (i) shall direct the 1993 Adams County Bonds Trustee to effect the redemption of the 1993 Adams County Bonds in accordance with the 1993 Adams County Bonds Indenture, and (ii) shall direct the 1993 Morgan County Bonds Trustee to effect the redemption of the 1993 Morgan County Bonds in accordance with the 1993 Morgan County Bonds Indenture.  Such redemption shall be effected prior to the 90th day following the original issuance of the 2005 Series A Bonds.  The Company shall cause notice of such redemption of the 1993 Adams County Bonds to be given to the owners thereof pursuant to the 1993 Adams County Bonds Indenture and notice of such redemption of the 1993 Morgan County Bonds to be given to the owners thereof pursuant to the 1993 Morgan County Bonds Indenture.

Section 4.03           Disposition of 2005 Series A Bond Proceeds.  The County shall direct the Trustee to apply the proceeds from the sale of the 2005 Series A Bonds in accordance with Section 4.01 of the Indenture.

Section 4.04           Agreement to Provide Balance of Moneys to Redeem.  On or prior to the date fixed for the redemption of the 1993 Adams County Bonds and the 1993 Morgan County Bonds in accordance with Section 4.02 hereof, the Company shall deliver (i) to the 1993 Adams County Bonds Trustee, an amount that, together with the proceeds of the 2005 Series A Bonds deposited with the 1993 Adams County Bonds Trustee pursuant to Section 4.03 hereof, shall be sufficient to effect the redemption of the 1993 Adams County Bonds in accordance with Section 4.02 hereof, and (ii) to the 1993 Morgan County Bonds Trustee, an amount that, together with the proceeds of the 2005 Series A Bonds deposited with the 1993 Morgan County Bonds Trustee in accordance with Section 4.03 hereof, shall be sufficient to effect the redemption of the 1993 Morgan County Bonds in accordance with Section 4.02 hereof.

ARTICLE 5
PAYMENTS TO BE MADE BY THE COMPANY

Section 5.01           Debt Service Payments.  (a) In consideration of the application of the proceeds of the 2005 Series A Bonds in accordance with Article 4 hereof, the Company shall pay to the County moneys at times and in amounts sufficient to provide for the payment when due of the principal of, and premium, if any, and interest on, the 2005 Series A Bonds.  To evidence its obligation to make such payments, the Company, concurrently with the issuance and delivery by the County of the 2005 Series A Bonds, shall issue and deliver to the County the Note.  Upon its receipt of the Note, the County shall endorse the Note to the Trustee.  After such assignment by the County to the Trustee, the Note shall not be transferable by the Trustee, except to a successor Trustee in accordance with the terms of the Indenture, and shall be held by the Trustee as security for the payment of the principal of, and redemption premium, if any, and interest on, the 2005 Series A Bonds.

(b)           If the Company does not intend, or will be unable, to make any payment on the Note when due, the Company shall provide prompt written notice of such intent or inability to the Trustee and the Bond Insurer or its designee at least two (2) Business Days prior to the date such payment is due.

(c)           Any amounts on deposit in the Interest Account of the Bond Fund established under the Indenture at the close of business on the Business Day immediately preceding each Interest Payment Date or any other date on which interest on the 2005 Series A Bonds shall become due shall be credited against payments of interest coming due on such payment date that otherwise would be payable under the terms of Section 5.01(a) hereof and the Note.  Any amounts on deposit in the Principal Account of the Bond Fund established under the Indenture at the close of business on the Business Day immediately preceding the maturity date for the 2005 Series A Bonds or any other date on which principal of the 2005 Series A Bonds shall come due shall be credited against payments of principal coming due on such payment date that otherwise would be payable under the terms of Section 5.01(a) hereof and the Note.

(d)           Payment of the principal of, and premium, if any, and interest on, the 2005 Series A Bonds will be payable solely from the Trust Estate pledged therefor pursuant to the Indenture.

(e)           Any payment by the Company of the principal or prepayment price of, or interest on, the Note shall be held by the Trustee and, except as provided in Section 10.04 of the Indenture, applied solely to the corresponding payment of principal or redemption price of, or interest on, the 2005 Series A Bonds when due.

Section 5.02           Obligation Absolute.  The Company agrees that its obligation to make the payments due hereunder and on the Note shall be absolute, irrevocable and unconditional and shall not be subject to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach by the County or the Trustee or any other party under this Agreement, the Indenture or otherwise, or out of any obligation or liability at any time owing to the Company by the County, the Trustee or any other party, and further that the payments due hereunder and on the Note shall continue to be payable at the times and in the amounts herein and therein specified, whether or not the Facilities or the Plants shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities or the Plants shall be used or useful and whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities or the Plants, or for any other reason.

Section 5.03           Payment of Expenses.  The Company shall pay, or cause to be paid, all of the Administration Expenses of the County, provided that the payment of the ordinary and extraordinary compensation and the reimbursement of expenses and advances of the Trustee are to be made directly by the Company to the Trustee; provided, further, that the Company may contest in good faith the necessity for and the reasonableness of any services, expenses and advances by the Trustee payable by the Company hereunder, and such contest shall not give rise to an Event of Default under this Agreement or the Indenture.  The Company shall pay, promptly upon receipt of bills or invoices therefor, from funds other than the proceeds of the 2005 Series A Bonds, all costs and expenses incident to the issuance of the 2005 Series A Bonds other than those costs and expenses, if any, to be paid by the Underwriters pursuant to the Bond Purchase Agreement.

Section 5.04           Indemnification.  (a) The Company releases the County and the Trustee from, agrees that the County and the Trustee shall not be liable for, and agrees to indemnify and hold the County and its elected officials, employees, and agents, past, present, and future, and the Trustee, and its members, directors, officers, employees, and agents (each an “Indemnified Party” and collectively the “Indemnified Parties”), free and harmless from, any losses, claims, damages, liabilities or expenses of every kind, character, and nature arising out of, resulting from, or in any way connected with (i) any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Facilities or the Plants, except in any case as a result of the negligence or bad faith of the County or the Trustee, and (ii) the execution or performance of this Agreement, the issuance or sale of the 2005 Series A Bonds, the acceptance or assignment of the Note in accordance with the terms hereof, the refunding of the 1993 Adams County Bonds and the 1993 Morgan County Bonds, actions taken under the Indenture or any other cause whatsoever pertaining to the Facilities, the Plants or the Discontinued Facilities, except in any case as a result of negligence or bad faith of the County or the Trustee.

(b)           Promptly after commencement of any action against an Indemnified Party, such Indemnified Party will notify the Company in writing of such action, and the Company may assume the defense thereof, including the employment of counsel and the payment of all expenses (provided that the omission to so notify the Company will not relieve the Company of any liability to the Indemnified Party hereunder unless the Company was prejudiced in any material respect as a result of such omission). If notice of any such action is given, the Company shall be entitled to participate at its own expense in the defense, or, if it elects, to assume the defense of such action.  If the Company assumes the defense of any such action, the defense will be conducted by counsel chosen by the Company in its discretion and reasonably satisfactory to the Indemnified Party or Indemnified Parties who shall be the defendant or defendants in such action, and any such Indemnified Party shall cooperate fully in such defense and shall bear the fees and expenses of additional counsel retained by it.  If the Company elects not to assume the defense of such action, the Company will reimburse the Indemnified Party or Indemnified Parties, as the case may be, for all reasonable fees and expenses of any counsel retained by such Indemnified Party or Indemnified Parties.  If any Indemnified Party reasonably objects to any such assumption on the ground that there may be legal defenses available to the Company that are different from or in addition to those defenses available to such Indemnified Party, or the Indemnified Party has been advised by counsel that representation of the Indemnified Party and the Company by the same counsel would not be appropriate under applicable standards of professional ethics, the Indemnified Party shall have the right to select separate counsel, satisfactory to the Company, to participate in the defense of such action on behalf of such

Indemnified Party (it being understood that the Company shall not be liable for the expenses of more than one separate counsel, including local counsel, for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances).  The Company shall not be liable for any settlement of any action effected without its consent, but if settled with the consent of the Company or if a final judgment for the plaintiff in any such action is given, the Company will indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment to the extent indemnification is required hereunder.

(c)           To provide for just and equitable contribution if the indemnification contemplated to be provided by the Company to any Indemnified Party is determined to be unavailable for any reason (other than due to application of this Section), the Company shall contribute to the losses or liabilities incurred by the Indemnified Party on the basis of the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, to the maximum amount permitted by applicable law.

(d)           The Company shall not be liable for any settlement of any such action or proceeding effected without its prior written consent to the extent such settlement would be prejudicial to the Company; provided, however, if any such action or proceeding is settled with the prior written consent of the Company, or if there is a final judgment for the plaintiff in any such action or proceeding with respect to which the Company shall have received notice in accordance with subsection (b) above, the Company agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(e)           The obligations of the Company under this Section 5.04 are independent of any other contractual obligation of the Company to provide indemnity to the parties named herein, and the obligation of the Company to provide indemnity hereunder may not be interpreted, construed or limited in light of any other separate indemnification obligation of the Company.  Any Indemnified Party is entitled simultaneously to seek indemnity under this Section 5.04 and any other provision under which it is entitled to indemnity from the Company.

(f)            The obligations of the Company under this Section shall survive the termination or expiration of this Agreement and the payment or defeasance of the 2005 Series A Bonds and shall continue in full force and effect until the later of (i) the date, reasonably determined pursuant to an agreement or acknowledgment by the parties hereto, after which there is no longer a possibility that an Indemnified Party may incur any losses, claims, damages, liabilities or expenses for which the Company shall be liable for indemnification under this Section 5.04, and (ii) payment in full by or on behalf of the Company of any losses, claims, damages, liabilities or expenses for which the Company is required to pay indemnification hereunder.

Section 5.05           Payments to the Bond Insurer.  The Company shall pay, or cause to be paid, when due all amounts payable by the Company to the Bond Insurer under the Insurance Agreement, in accordance with the terms thereof; provided, however, that, with respect to any payment default under the Insurance Agreement that gives rise to default under this Section 5.05, any cure, or waiver or rescission of such payment default and its consequences under the

Insurance Agreement shall automatically, without further action, be and be deemed as a cure, waiver, or rescission of such default under this Section 5.05 and the consequences thereof under this Agreement, unless (i) as a consequence of such default, an Event of Default under this Agreement and an Event of Default under the Indenture shall have occurred and the principal of the 2005 Series A Bonds shall have been declared immediately due and payable pursuant to Section 9.02 of the Indenture, or (ii) the 2005 Series A Bonds are no longer Outstanding.  For purposes of Section 8.01(a) of the Indenture, the Company shall be deemed to have complied with this Section 5.05 if and to the extent the Bond Insurer shall have been reimbursed through exercise of its subrogation rights under the Indenture or pursuant to the Insurance Agreement or otherwise for any amounts paid under the Financial Guaranty Insurance Policy.

Section 5.06           Amounts Remaining in Bond Fund.  To the extent not required to pay the principal of, or premium, if any, or interest on, any 2005 Series A Bonds, the fees, charges and expenses of the Trustee due hereunder or under the Indenture, all amounts owed by the Company to the Bond Insurer under the Insurance Agreement, and the payment of all other amounts due and payable under this Agreement or the Indenture, any amounts remaining in the Bond Fund established under the Indenture upon expiration or sooner termination of this Agreement shall belong to the Company; and such balance shall be paid to the Company promptly in accordance with Section 8.01 of the Indenture.

ARTICLE 6
SPECIAL COVENANTS

Section 6.01           Maintenance of Corporate Existence; Merger, Consolidation, and Disposition of Assets.  The Company shall maintain its corporate existence, and may not dissolve or otherwise dispose of all or substantially all of its assets, or consolidate or merge, unless either (A) after such consolidation or merger, the Company shall be the surviving corporation or business entity, or (B) if, after such consolidation, merger or sale, the Company shall not be the surviving corporation or business entity, such surviving corporation or business entity is a Regulated Utility Corporation and, prior to or simultaneously with such consolidation, merger or sale, such surviving corporation or business entity executes and delivers a written agreement, in form and substance reasonably satisfactory to the Trustee and the Bond Insurer, that the surviving corporation or business entity assumes all of the obligations of the Company under this Agreement, the Note, and the Insurance Agreement.

Section 6.02           Further Assurances.  If the County or the Company reasonably determines that the execution and delivery of a supplement hereto or further instruments are necessary to ensure that the intentions of the parties hereto are met or the facilitation of the performance of this Agreement by either party, the County and the Company shall cooperate with each other to take such reasonable steps necessary to execute and deliver such documents and shall execute and deliver, or cause the execution and delivery of such documents, promptly upon request therefor.

Section 6.03           Tax Covenant with Respect to 2005 Series A Bonds.  (a) Each of the County and the Company covenants that (i) it will not take any action or omit to take any action if such action or omission would adversely affect the excludability of the interest on the 2005 Series A Bonds from gross income for federal income tax purposes under Section 103 of the Code, except for interest during any period during which any 2005 Series A Bond is held by a “substantial user” of the Facilities or a “related person” as such terms are used in Section 147(a) of the Code; and (ii) it will take, or require to be taken, such actions as may be reasonably within its ability or control as may from time to time be required under applicable law or regulation to continue the excludability of interest on the 2005 Series A Bonds from gross income for federal income tax purposes as aforesaid.  In furtherance of the covenants set forth in clauses (i) and (ii) above, each of the County and the Company agrees to comply with all of its representations, warranties, and covenants set forth in the Tax Certificate, and the representations, warranties, and covenants set forth in such Tax Certificate are hereby incorporated herein by reference as if they had been set forth herein in their entirety.

(b)           Each of the County and the Company covenants that it will not take any action or fail to take any action with respect to the 2005 Series A Bonds within its ability or control if such action or failure to take action would cause the 2005 Series A Bonds to become “arbitrage bonds” within the meaning of Section 148 of the Code, and any regulations promulgated or proposed to be promulgated thereunder or under Section 103(c) of the 1954 Code.

(c)           For so long as necessary in order to maintain the excludability of the interest on the 2005 Series A Bonds from gross income for federal income tax purposes as set forth above, the representations, warranties, and covenants contained or incorporated by reference in this Section 6.03 shall remain in full force and effect.

Section 6.04           Maintenance of the Facilities.  To the extent the Facilities are not Discontinued Facilities, the Company shall, at its own expense, at all times maintain, preserve and keep the Facilities, and each element and unit thereof, in thorough repair, working order and condition, and from time to time make all needful and proper repairs and renewals thereto; provided, however, that the Company may discontinue the operation of the Facilities, or any element or unit thereof, if, in the judgment of the Company, it is no longer advisable to operate the same, or if the Company intends to sell or dispose of the same and within a reasonable time shall endeavor to effectuate such sale or disposition.  If the Company elects to discontinue the operation of, or sell or dispose of, any of the Facilities set forth in Exhibit A attached hereto, the Company shall provide notice of such discontinuance, sale or disposition to the Trustee, and such Facilities shall be considered Discontinued Facilities hereunder.

Section 6.05           Insurance of the Facilities.  The Company shall keep all the insurable Facilities (other than Discontinued Facilities) insured against fire and other risks to the extent usually insured against by companies owning and operating similar property, by reputable insurance companies or, at the Company’s election, with respect to all or any element or unit of such Facilities, by means of an adequate insurance fund set aside and maintained by it or in conjunction with other companies through an insurance fund, trust or other agreement.

Section 6.06           Application of Insurance Proceeds and Condemnation Awards.  (a) If as a result of any damage to, or destruction of, or loss suffered by all or any part of the Facilities the

Company receives proceeds of any claim for insurance or otherwise relating thereto, such proceeds shall be property of the Company, and the County shall have no interest therein.

(b)           If (i) as a result of any condemnation or other taking by governmental authorities of all or any part of the Facilities the Company receives a condemnation award or other proceeds to compensate the Company for such taking, or (ii) the Company receives moneys upon sale of all or any part of the Facilities in lieu of condemnation, such condemnation awards, other proceeds, or sale proceeds shall be property of the Company, and the County shall have no interest therein.

Section 6.07           Use of Facilities.  Subject to the Company’s right to discontinue use of, sell or dispose of any or all of the Facilities, the Company shall cause the Facilities to be used for the purpose of (i) air or water pollution control as described in Section 103(b)(4)(F) of the 1954 Code, or (ii) the disposal of sewage or solid waste within the meaning of Section 103(b)(4)(E) of the 1954 Code.  In addition, for so long as the Company operates the Facilities, the Company shall cause the Facilities to be used as a utility plant, pollution control facilities or solid waste disposal facilities, as the case may be, within the meaning of the Act.

Section 6.08           Discontinuance, Sale or Other Disposition of the Facilities.  The Company, at its discretion, may discontinue use of, sell or dispose of any or all of the Facilities, subject to the restrictions and limitations under Sections 5.02, 6.01, 6.03, and 7.01 hereof.

Section 6.09           Financing Statements.  The Company is hereby authorized to file, or cause to be filed, such financing statements, amendments to financing statements, and continuation statements referred to in Section 7.07 of the Indenture, if any, without any execution, further authorization, or any other action by the County; provided that the Company shall coordinate with the Trustee as to the filing of any such financing statements, amendments to financing statements, and continuation statements. Promptly after any such filing by or caused by the Company, the Company shall deliver, or cause to be delivered, to the Trustee evidence, reasonably satisfactory to the Trustee, that such filing has been duly accomplished and setting forth the particulars thereof.

Section 6.10           Information Reporting Requirements.  The County covenants that it shall, with respect to the 2005 Series A Bonds, comply with the information reporting requirements of Section 149(e) of the Code upon receipt from the Company of the information required to be reported under that Section.  The Company covenants that it shall furnish to the County whatever information is necessary for the County to complete Form 8038 of the U.S. Department of Treasury, Internal Revenue Service and that such information shall be complete and accurate as of the date so furnished.

ARTICLE 7
ASSIGNMENT

Section 7.01           Assignment by the Company.  In addition to an assumption of the Company’s obligations hereunder in connection with a merger, consolidation, or sale of all or substantially all of the assets of the Company in accordance with Section 6.01 hereof, the

Company’s interest in this Agreement may be assigned, in whole or in part, without obtaining the consent of either the County or the Trustee, but subject to the prior written consent of the Bond Insurer, if the following conditions are satisfied to the satisfaction of the Trustee: (i) the assignee shall assume all of the obligations of the Company under this Agreement, the Note, and the Insurance Agreement; (ii) the Company, at or prior to such assignment, shall furnish or cause to be furnished to the County and the Trustee written notice of such assignment and assumption; and (iii) the Company shall, within fifteen (15) days after the delivery thereof, furnish to the County and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment and assumption.  No such assignment and assumption made pursuant to this Section 7.01 shall relieve the Company from primary liability for any of its obligations hereunder or on the Note, and the Company shall continue to remain primarily liable for payment of the amounts specified herein and on the Note and for the performance and observance of the other covenants on its part contained herein, other than those covenants relating to the operation, maintenance, or insurance of the Facilities, which covenants (to the extent of the interest assigned, leased or sold and to the extent assumed by the assignee, lessee or purchaser) shall be deemed to be satisfied and discharged.

Section 7.02           Assignment by the County.  Solely pursuant to the Indenture, the County shall assign its interest in, and pledge any moneys receivable by the County under, this Agreement and the Note, except for it rights under Sections 5.03, 5.04 and 8.04 hereof, as security for the payment of the principal of, and premium, if any, and interest on, the 2005 Series A Bonds.  The Company consents to such assignment and pledge.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

Section 8.01           Events of Default.  Each of the following events shall constitute and is referred to in this Agreement as an “Event of Default”:

(i)            a failure by the Company to pay when due the principal of, or premium, if any, or interest on, the Note, and such failure results in a default in the full and timely payment of the principal of, or premium, if any, or interest on, the 2005 Series A Bonds when due;

(ii)           a failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed under this Agreement or the Note, other than its agreement to pay when due the principal of, or premium, if any, or interest on, the Note, and, with respect to any such failure other than a failure to observe or perform the covenants, conditions and agreements contained in Section 6.03 hereof, continuance of such failure for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Trustee, unless the County and the Trustee shall agree in writing, subject to the prior written consent of the Bond Insurer, to an extension of such period prior to its expiration; provided, however, that the County and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued, but such extension shall be subject to the prior written consent of the Bond Insurer;

(iii)          if and for so long as “Securities” within the meaning of the Company Mortgage have been issued thereunder by the Company to, and are held by, the Bond Insurer in accordance with the Insurance Agreement, acceleration of the payment of any “Securities” upon the occurrence of an “Event of Default” under Section 1001 of the Company Mortgage; provided, however, that any rescission, waiver, or cancellation of such “Event of Default” under the terms of the Company Mortgage shall be deemed to be a rescission, waiver, or cancellation of an Event of Default under this clause (iii); or

(iv)          if no Bond Insurer Default has occurred and is continuing, receipt of written notice from the Bond Insurer that an “event of default” under the Insurance Agreement has occurred and is continuing; provided, however, that any rescission, waiver, or cancellation of such “event of default” under the Insurance Agreement shall be deemed to be a rescission, waiver, or cancellation of an Event of Default under this clause (iv).

Section 8.02           Remedies.

(a)           Upon the occurrence and continuance of any Event of Default described in Section 8.01 hereof, the Trustee, as the holder of the Note, subject to the provisions of the Indenture:

(i)            may declare, by written notice to the Company and the County, subject to the prior written consent of the Bond Insurer, and shall declare, by written notice to the Company and the County, at the written direction of the Bond Insurer or upon the occurrence of an Event of Default specified in Section 8.01(iii) hereof or acceleration of the maturity of the 2005 Series A Bonds pursuant to Section 9.02 of the Indenture, an amount equal to the principal of and accrued interest on the Note to be immediately due and payable, whereupon the same shall become immediately due and payable; and

(ii)           may take whatever action at law or in equity may appear necessary or desirable to collect the amounts payable by the Company under this Agreement and under the Note then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement, or covenant by the Company under this Agreement or the Note, whether by an action for specific performance or in aid of the execution of any other power granted herein or in the Indenture.

(b)           Any amounts collected from the Company pursuant to this Section 8.02 shall be applied in accordance with the Indenture.

Section 8.03           No Remedy Exclusive.  No remedy conferred upon or reserved to the Trustee hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Trustee to exercise any remedy reserved to it in this Article 8, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

Section 8.04           Reimbursement of Attorneys’ Fees.  If the Company shall default under any of the provisions hereof and the County and/or the Trustee shall employ attorneys or incur other reasonable expenses for the collection of payments due hereunder or on the Note or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on written demand therefor reimburse the County and/or the Trustee, as the case may be, for the reasonable fees of such attorneys and such other reasonable expenses so incurred.

Section 8.05           Waiver of Breach.  In the event any obligation created hereby shall be breached by either of the parties and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  In view of the assignment of certain of the County’s rights and interests hereunder to the Trustee, the County shall have no power to waive any default hereunder by the Company in respect of such rights and interests without the consent of the Trustee, and the Trustee may exercise any of the rights of the County hereunder.

ARTICLE 9
REDEMPTION OR DEFEASANCE OF THE 2005 SERIES A BONDS

Section 9.01           Right to Effect Redemption or Defeasance.  The Company shall have the right, at its discretion, to cause a redemption of all or a portion of the 2005 Series A Bonds pursuant to Section 2.02(e)(i), (ii) and (iv) of the Indenture, at the respective redemption prices set forth in such provisions, and otherwise to cause a defeasance of all or a portion of the 2005 Series A Bonds Outstanding pursuant to Section 8.01 of the Indenture.  If the Company elects to exercise such right to cause a redemption or a defeasance, (i) the County shall take the actions required by the Indenture (other than the payment of moneys or the deposit of Government Obligations) to discharge the lien thereof through the redemption, or provision for payment or redemption, of all 2005 Series A Bonds then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all of the 2005 Series A Bonds then Outstanding, and (ii) the Company shall take such actions necessary to prepay the Note in connection therewith.

Section 9.02           Exercise of Right to Redeem or Defease.  To exercise its right to cause a redemption or defeasance of all or a portion of the 2005 Series A Bonds, the Company shall give written notice to the County and the Trustee (i) stating that the Company has elected to exercise such right, (ii) designating the aggregate principal amount of the 2005 Series A Bonds to be redeemed or defeased, (iii) designating the aggregate principal amount of the 2005 Series A Bonds of each maturity, if applicable, to be paid, redeemed, or defeased, (iv) if all or a portion of the 2005 Series A Bonds are to be redeemed or otherwise defeased, specifying the date of redemption or the date on which a defeasance of such 2005 Series A Bonds shall occur under Section 8.01 of the Indenture, which shall not be less than forty-five (45) days from the date such notice is given, and (v) if all or a portion of the 2005 Series A Bonds are to be redeemed, designating whether such 2005 Series A Bonds are to be redeemed pursuant to Section 2.02(e)(i), (ii), or (iv) of the Indenture.  In addition, in connection with any redemption or defeasance, the Company shall provide, or cause to be provided, such certificates, opinions, and other documents required by Section 8.01 of the Indenture, and, if applicable, shall cause drafts of any certificate or report of independent certified public accountants required by clause (iv) of Section 8.01(b) of the Indenture and any opinion of Bond Counsel required by clause (v) of Section 8.01(b) of the Indenture to be furnished to the Trustee and the Bond Insurer for review no later than ten (10) Business Days prior to the date on which the applicable defeasance of 2005 Series A Bonds to which such documents relate is proposed to occur.  Unless otherwise stated therein, any notice by the Company as to the election to cause a redemption or defeasance of all or a portion of the 2005 Series A Bonds shall be revocable by the Company at any time prior to the time before receipt by the Trustee of the moneys tendered to effect such redemption or defeasance.  If such election by the Company is revocable and the Company does not revoke, rescind or cancel such election, or if such election by the Company is irrevocable, the Company shall deposit, or cause to be deposited, with the Trustee, in immediately available funds, not later than the date selected by the Company for redemption or defeasance of all or a portion of the 2005 Series A Bonds as aforesaid, moneys, and/or Government Obligations the maturing principal of and interest on which when due shall be in an amount that together with such moneys shall be, in an amount sufficient to effect the redemption or defeasance of such 2005 Series A Bonds.  The Company shall not exercise its option to redeem the 2005 Series A Bonds pursuant to Section 2.02(e)(ii) of the Indenture unless (i) (A) the Company or the successor corporation or business entity referred to therein shall have deposited an amount sufficient to pay the redemption price of the 2005 Series A Bonds to be redeemed pursuant to said Section 2.02(e)(ii) and accrued interest thereon into the Bond Fund established under the Indenture on or prior to the 124th day preceding the date fixed for redemption or (B) the Bond Insurer shall have waived in writing the requirement that such deposit be made; and (ii) the Company or such successor corporation or business entity, from which funds are received to effect such redemption, shall have caused the Trustee and the Bond Insurer to be furnished with letters from Moody’s and S&P confirming that the senior secured debt securities of the Company or such successor corporation or business entity, as applicable, are then rated investment grade by Moody’s and S&P.

Section 9.03           Mandatory Prepayment.  If and to the extent the 2005 Series A Bonds are subject to mandatory redemption pursuant to Section 2.02(e)(iii) of the Indenture, the Company shall deposit, or cause to be deposited, with the Trustee, in immediately available funds, by no later than 10:00 a.m. prevailing time in the city in which the Principal Office of the Trustee is located, on the date fixed for such redemption, moneys and/or Government Obligations the maturing principal of which and interest on which shall be due at times and in an amount that, together with such moneys, if any, shall be sufficient to effect such redemption.

Section 9.04           Purchase of 2005 Series A Bonds.  The Company may at any time, and from time to time, furnish moneys to the Trustee accompanied by a written notice directing the Trustee to apply such moneys to the purchase in the open market of 2005 Series A Bonds in the principal amount specified in such notice.  Upon any such purchase, the purchased 2005 Series A Bonds shall be canceled by the Trustee.

Section 9.05           Amendment of Note Upon Partial Redemption or Purchase of 2005 Series A.  If the 2005 Series A Bonds are redeemed in part or purchased in part as provided in this Article 9, the Company shall execute and deliver, subject to the prior written consent of the Trustee and the Bond Insurer, an amendment to the Note to modify the “Principal and Interest Payment Schedule” attached thereto so that the payments of the principal and interest set forth therein conform to the regularly scheduled payments of principal of and interest on the 2005 Series A Bonds that remain Outstanding after such redemption or purchase.

ARTICLE 10
RIGHTS OF THE BOND INSURER

Section 10.01         Rights of the Bond Insurer.  The County and the Company acknowledge and agree to the rights of the Bond Insurer under the Indenture.  The Bond Insurer is a third-party beneficiary of this Agreement and the Indenture.

Section 10.02         Reporting Requirements.  While the Financial Guaranty Insurance Policy is in effect, the Company shall furnish to the Bond Insurer (to the attention of the Surveillance Department, unless otherwise indicated):

(a)                                  as soon as practicable after the filing thereof, a copy of any financial statement of the Company and a copy of any audit and annual report of the Company; and

(b)                                 such other additional information the Bond Insurer may reasonably request.

Section 10.03         Limitation on Rights of the Bond Insurer.  Notwithstanding any provision in the Indenture or this Agreement to the contrary, the Bond Insurer shall have no rights under the Indenture or this Agreement, other than rights of subrogation as provided in the Indenture if and to the extent that the Bond Insurer has made payments with respect to the principal of or interest on the 2005 Series A Bonds under the Financial Guaranty Insurance Policy, if and for so long as a Bond Insurer Default has occurred and is continuing; provided, however, that, notwithstanding any such Bond Insurer Default, the Bond Insurer shall be given copies of notices and other communications it is required to receive pursuant to Section 10.02 hereof or Section 11.02 hereof.

ARTICLE 11
MISCELLANEOUS

Section 11.01         Term of Agreement.  This Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate shall have ceased, terminated and become void in accordance with Article VIII of the Indenture or until all payments required under this Agreement shall have been made.

Section 11.02         Notices.  Except as otherwise provided in this Agreement, all notices, certificates, requests and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by first class mail, postage prepaid, addressed as follows: if to the County, at 450 S. Fourth Avenue, Brighton, Colorado 80601, Attention: County Attorney; if to the Company, c/o Xcel Energy Inc., 800 Nicollet Mall, Suite 2900, Minneapolis, Minnesota 55402, Attention: Treasurer; and if to the Trustee, at such address as shall be designated by it in the Indenture.  A copy of each notice, certificate, request or other communication given hereunder to the County, the Company or the Trustee shall be also given to the others and to the Bond Insurer at 113 King Street, Armonk, New York 10504, Attention: Insured Portfolio Management.  The County, the Company, the Trustee or the Bond Insurer may by notice given hereunder designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Any notice, consent, certificate, request or other communication given by the County, the Company, or the Trustee hereunder shall be given concurrently, and in the same manner, to the Bond Insurer.

Section 11.03         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

Section 11.04         Payments and Performance Due on Holidays.  If the date for making any payment or the last date for performance of any act or the exercising of any right, as provided in this Agreement, shall not be a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day, with the same force and effect as if done on the nominal date provided in this Agreement, and no interest shall accrue for the period after such nominal date.

Section 11.05         Parties in Interest.  Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give to, any person or entity, other than the County, the Company, the Trustee, the Bond Insurer, and the Owners of the 2005 Series A Bonds, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof, and all covenants, conditions and stipulations in this Agreement contained by and on behalf of the Company and the County shall be for the sole and exclusive benefit of the County, the Company, the Trustee, the Bond Insurer and the Owners of the 2005 Series A Bonds.

Section 11.06         No Pecuniary Liability of the County.  No provision, covenant or agreement contained in this Agreement, or any obligations herein imposed upon the County, or the breach thereof, shall constitute an indebtedness of the County or any political subdivision thereof within the meaning of any Colorado constitutional provision or statutory limitation or constitute or give rise to any pecuniary liability or a Multiple Fiscal Year Direct or Indirect Debt or Other Financial Obligation of the County under Article X of the Colorado Constitution, or a charge against its general credit or taxing powers.  In making the agreements, provisions and covenants set forth in this Agreement, the County has not obligated itself except with respect to the application of the revenues, income and all other property derived pursuant to this Agreement, as hereinabove provided.  None of the County’s officials, officers or employees shall have any monetary liability arising out of the obligations of the County hereunder or in connection with any covenant, representation or warranty made by the County herein.

Section 11.07         Amendments.  This Agreement may be amended only by written agreement of the parties hereto, subject to the limitations set forth herein and in the Indenture.

Section 11.08         Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

Section 11.09         Severability.  If any clause, provision or section of this Agreement shall, for any reason, be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.  In case any agreement or obligation contained in this Agreement is held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the County or the Company, as the case may be, to the full extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be duly executed as of the day and year first above written.

ADAMS COUNTY, COLORADO

	By:	/S/ LARRY W. PACE
Chair, Board of County
Commissioners
(SEAL)

Attest:

/S/ KRISTEN HOOD
Deputy County Clerk and Recorder

PUBLIC SERVICE COMPANY OF
COLORADO

	By:	/S/ GEORGE E. TYSON II
Vice President and Treasurer

(SEAL)

Attest:

/S/ PATRICE D. BLAESER
Assistant Secretary

STATE OF COLORADO	)
) SS.
COUNTY OF ADAMS	)

On this 10th day of August, 2005, before me personally appeared Larry W. Pace and Kristen Hood, the Chairman of the Board of County Commissioners and the Deputy County Clerk and Recorder, respectively, of ADAMS COUNTY, COLORADO, a public body corporate and politic organized and existing under the Constitution and laws of the State of Colorado, one of the parties that executed the within and foregoing instrument, and the said Larry W. Pace and Kristen Hood, severally, acknowledged the said instrument to be the free and voluntary act and deed of said County, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed thereto is the official seal of said County.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

My notarial commission expires March 18, 2006

/S/ LINDA A. ROBLYER
Notary Public

(SEAL)

STATE OF MINNESOTA	)
) SS.
COUNTY OF MINNEAPOLIS	)

On this 12th day of August, 2005, before me personally appeared George E. Tyson II and Patrice D. Blaeser the Vice President and Treasurer and an Assistant Secretary, respectively, of PUBLIC SERVICE COMPANY OF COLORADO, a corporation organized and existing under the laws of the State of Colorado, one of the parties that executed the within and foregoing instrument, and the said Treasurer and Assistant Secretary, severally, acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed thereto is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

My notarial commission expires 1-31-2010

/S/ Pamela C. Wilson
Notary Public

(SEAL)

2

EXHIBIT A

FACILITIES

Part I – Arapahoe Facilities

Acid resistant lining for the Unit No. 3 and Unit No. 4 stack consisting of: the addition of an acid resistant cement to the existing liner.

A fabric filter dust collector (“FFDC”) for Unit No. 4 consisting of: twelve compartments of 34’ x 1’ filtering bags, ash collection hoppers, ductwork, supporting structures, foundations, two reverse air fans, electrical controls, and other related equipment and facilities including the remaining ductwork of the existing mechanical collector.

Part II – Cameo Facilities

That portion of the emission monitoring equipment remaining following modification to the Unit No. 2 air pollution control equipment.

Part III – Cherokee Facilities

That portion of the wet scrubbers remaining following modification to the air pollution control equipment.

Electrical equipment on the Unit No. 1 and Unit No. 3 scrubbers consisting of one 115,000 volt oil circuit breaker, one 115,000 volt to 13,000 volt stepdown transformer, power cable, two 13,000 volt to 4,160 volt transformers, switchgear, protective equipment, building, heating, lighting, and other related equipment.

Acid resistant lining for the Unit No. 1 and Unit No. 2 stack consisting of: sandblasting the inner liner and adding an acid resistant coating.

Acid resistant lining for the Unit No. 3 stack consisting of: sandblasting the inner liner and adding an acid resistant coating.

Acid resistant lining for the Unit No. 4 stack consisting of: sandblasting the inner liner, adding an acid resistant coating and new breaching opening.

Opacity monitoring equipment on Units No. 1-4 remaining following modification to the air pollution control equipment.

A fly ash removal system for Unit No. 1 consisting of: valves, piping, ash silo, air conveying system, and other related equipment.

Modifications to the plant waste water management infrastructure consisting of: the addition of a plant effluent line, a Parshall flume, instrumentation, a meter house, an effluent diversion structure, a clarifier to remove suspended solids from an ash pond overflow, clarification ponds, a neutralization facility, and other related equipment.

An FFDC for Unit No. 1 consisting of: twelve compartments for 34’ x 1’ filtering bags, ash collection hoppers, ductwork, supporting structures, foundations, two reverse air fans, electrical controls, and other related equipment and facilities including the remaining ductwork of the existing mechanical collector.

Part IV – Valmont Facilities

That portion of the wet scrubber and related plant wastewater management infrastructure remaining following modification to the air pollution control equipment.

A fly ash removal system for Unit No. 5 consisting of: valves, piping, air conveying system, hydroveyor and other related equipment.

Opacity monitoring equipment and related wiring and equipment remaining following modification to the air pollution control equipment.

An FFDC for Unit No. 5 consisting of: sixteen compartments of 34’ x 1’ filtering bags, ash collection hoppers, ductwork, supporting structures, foundations, two reverse air fans, electrical controls, and other related equipment and facilities including the remaining ductwork of the existing mechanical collector.

Part V – Zuni Facilities

An oil storage system consisting of: a 12 million gallon oil storage facility including (3) 4-million gallon tanks, berms, unloading and transfer pumps, truck and rail unloading facilities, necessary controls, and other related equipment.

Installation of a 100 percent capacity fuel oil burning system on the Unit No. 3 steam generating boiler consisting of: 12 main burner assemblies, 6 pilot assemblies, piping, controls and safety devices, fuel heating and pumping equipment, and other related equipment.

Part VI – Pawnee Facilities

Electrostatic Precipitator System. This system removes particulates consisting of fly ash from flue gases prior to emission into the atmosphere.  This system was replaced with a Fabric Filter Dust Collector (“FFDC”).  However, remaining equipment includes: isolation devices permitting a shutdown of individual modules, electrical controls, power supplies, support steel, foundations and floor slabs for the precipitator, and foundations for duct support steel.

Fly Ash Removal System.  The fly ash removed from the flue gas by the FFDC is stored and disposed of by a fly ash removal system.  These facilities consist of: a storage silo, blowers, valves, piping, an air conveying system, and functionally related and subordinate equipment.

Clay Liner at Fly Ash Disposal Pond.  The fly ash is conveyed from the FFDC to the fly ash storage silo.  From the silo, the ash is hauled by truck to the fly ash disposal pond.  This pond is lined with clay to prevent the discharge of contaminants into the surface water or groundwater.

Clarifier—Softener Underflow Treatment System.  These facilities consist of: a sludge thickener, supernatant tank and supernatant pumps, associated piping, and controls.  The system treats waste effluent from the incoming water treatment system by removing pollutants for disposal in cake-form in the ash ponds.

Waste Water Concentrators.  The concentrators are an element of the zero water discharge system.  The concentrators are heater evaporators used to separate pollutants from the cooling tower blowdown water.  The system discharges waste to the Decant Pit for subsequent draining to Evaporation Pond A.  The system includes: concentrator feed pumps, a pumphouse, piping, the concentrators themselves, and electrical equipment necessary for operation of the concentrators.

Sanitary Sewage Treatment Plant.  This plant, for the treatment of domestic sewage, consists of: a sewage treatment building, interior mechanical equipment and sewer lines.

Coal Storage Lining and Run-off Pond.  The coal pile storage area and the coal pile run-off pond are lined with a clay liner to prevent coal pile run-off water from entering and polluting the groundwater.

Evaporation Pond System.  The evaporation pond system is also an element of the zero water discharge system.  It consists of four man-made ponds.  The ponds receive contaminated waters from various drain systems within the Plant.  The ponds are lined with impervious membrane liners to prevent polluted waters from discharging into the surface water or groundwater.

Other Lined Storage Ponds.  These ponds are an element of the zero water discharge system.  The pond system consists of: a high quality of water storage pond, an intermediate quality of water storage pond, a bottom ash water storage pond, an ash water recovery pond, and a Pond “L”.  All ponds are lined with impervious membrane liners to prevent the discharge of polluted water into the surface water or groundwater.

Decant Pit.  This is a concrete pit coated with a corrosive-resistant material.  The waste brine slurry from the waste water concentrators will be collected in a decant pit to allow suspended solvents to settle; the supernatant will overflow into the evaporation pond.  The decant pit will prevent discharge of polluted water into the surface water or groundwater.

Waste Water Neutralization Tank and Oil Skimmer.  The neutralization tank is a tank which combines acidic and basic waste water for neutralization, thus preventing damage to the evaporation ponds upon discharge.  The oil skimmer is a basin used to separate oil from water.

EXHIBIT B

DISCONTINUED FACILITIES

Part I – Arapahoe Facilities

A wet scrubber for Unit No. 4 consisting of: one UOP/ACD three stage Model 5690 wet scrubber, a booster fan with 4,000 horsepower electric drive motor, three recirculation pumps and 350 horsepower electric drive motors, miscellaneous electrical switchgear, piping and ductwork, test platforms, continuous monitoring instrumentation, and other related equipment.

A gas conditioning system consisting of: one UOP/ACD acid evaporator to produce acid vapor from liquid sulfuric acid to condition the fly ash in the flue gas including an acid storage tank, an acid day tank, metering pumps, vaporizing towers, air compressors, heating elements, piping and ductwork, continuous monitoring and control instrumentation, and other related equipment.

The gas conditioning system for Unit No. 2 consisting of: injection probes and a system skid containing an air blower, vaporizer and a catalytic converter to increase the existing precipitator’s efficiency.

One cold side precipitator for Unit No. 1 consisting of: the necessary ductwork, collection box and hoppers, collecting curtains and emitter wires, electrical controls, power supplies and rectifiers, ash removal system, and other related equipment.

A plant waste water management infrastructure for the scrubber slurry blowdown from the Unit No. 4 scrubber consisting of: neutralization facilities, lime feed and handling equipment, electrical power supplies and controls, and other related equipment.

Part II – Cameo Facilities

A gas conditioning system for the Unit No. 2 Electrostatic Precipitator consisting of: one UOP/ACD acid evaporator to produce acid vapor from liquid sulfuric acid to condition the fly ash in the flue gas including an acid storage tank, acid day tank, metering pumps, vaporizing towers, air compressors, heating elements and other miscellaneous electrical equipment, piping and ductwork, continuous monitoring and control instrumentation, and other related equipment.

A portion of the emission monitoring equipment for Unit No. 2 consisting of: a flue gas sampling and monitoring system.

A portion of the Unit No. 2 precipitator consisting of: foundations and structures retained for use with subsequent modifications to the air pollution control equipment.

A precipitator for Unit No. 1 consisting of: collecting plates, emitter wires, transformer rectifiers, power supply, rappers, instrumentation and controls, and other related equipment.

Part III – Cherokee Facilities

A Lodge Cottrell, Inc. gas conditioning facility to convert liquid stabilized sulfur trioxide to its gaseous state for Unit Nos. 1, 2 and 4 consisting of: a sulfan building and a sulfan storage tank, four steam heated evaporators, three instrument air compressors, air receiver, air dryers, two natural gas fired boilers, connecting and distribution piping, miscellaneous electrical switchgear, continuous monitoring and control instrumentation, and other related equipment.

A wet scrubbing unit facility for Unit No. 1 consisting of: one UOP/ACD three stage Model 6000 wet scrubber, two booster fans with 2,000 horsepower electric drive motors, four recirculation pumps with 250 horsepower electric drive motors, miscellaneous electrical switchgear, piping and ductwork, test platforms, continuous monitoring equipment, and other related equipment.

A wet scrubbing unit facility for Unit No. 3 consisting of: one UOP/ACD three stage Model 6700 wet scrubber with three internal compartments, two booster fans with 2500 horsepower electric drive motors, five recirculation pumps with 250 horsepower electric drive motors, miscellaneous electrical switchgear, piping and ductwork, test platforms, continuous monitoring and control instrumentation, and other related equipment.

A wet scrubbing unit facility for Unit No. 4 consisting of: four UOP/ACD three stage Model 4200 wet scrubbers, four booster fans with 3,000 horsepower electric drive motors, twelve recirculation pumps with 250 horsepower electric drive motors, miscellaneous electrical switchgear, piping and ductwork, test platforms, continuous monitoring instrumentation, and other related equipment.

Sulfan Building Vapor Control consisting of: a berm around the storage tank draining to a fibre glass tank, a foam system to suppress the SO3 vapor, equipment as needed to vapor proof the building, and other related equipment.

Phase I of modification of ash removal system consisting of: two Gould ash water pumps with 250 horsepower General Electric motor drives, a 10-inch ash water supply line, sixteen United Conveyor Corporation modified wet type bottom hoppers with four jet pulsion pumps and related equipment, a 10-inch Allen-Sherman-Hoff Ascholite ash sluice pipeline, a 12-inch tie line, and other related equipment.

That portion of Phases II and III of modification to the Unit No. 1 ash removal system consisting of: one bag house type filter, air blowers and associated equipment, and other related equipment.

That portion of an ash silo for storage of fly ash from Unit No. 1.

A Western Precipitator acid evaporator to produce acid vapor for Unit No. 3 including: an acid day tank, acid pumps, acid vaporizer, natural gas boiler, fan, ductwork and piping, miscellaneous electrical switchgear, continuous monitoring and control instrumentation, and other related equipment.

Modifications of the electrostatic precipitator for Unit No. 2 including: three additional transformer-rectifier sets with the necessary instrumentation controls, power supplies, and other related equipment.

Part IV – Valmont Facilities

A wet scrubbing unit facility for 60% of the flue gas from Unit No. 5 consisting of: one UOP/ACD three stage Model 5000 wet scrubber, one booster fan with a 4,000 horsepower electric drive motor, four recirculation pumps with 200 horsepower electric drive motors, miscellaneous electrical switchgear, piping and ductwork, test platforms, continuous monitoring and control instrumentation, and other related equipment.

Modification of the wet scrubbing unit facility for Unit No. 5 to clean 40% of the flue gas, consisting of: the scrubber vessel, fan, recirculation pumps, electric motors, miscellaneous electrical switchgear, piping, ductwork, and other related equipment.

Modification of the precipitator controls for Unit No. 5 consisting of: the addition of a new solid state control system and panels, one transformer-rectifier set, the division of the one outlet section into two electrical sections, and other related equipment.

A plant waste water management infrastructure consisting of: modification of a scrubber tower to incorporate a lime/limestone scrubbing process, slurry recirculation piping, hold tanks, alkali mix tanks, recirculation pumps, slurry draw-off pumps, a new settling pond, miscellaneous instrumentation and controls, a clarifier, a vacuum filter, and other related equipment.

Part V – Zuni Facilities

None.

Part VI – Pawnee Facilities

Electrostatic Precipitator System.  This system removes particulates consisting of fly ash from flue gases prior to emission into the atmosphere.  This system was replaced with a Fabric Filter Dust Collector (“FFDC”).  Retired equipment includes: the hot-side electrostatic precipitator, associated duct work, isolation devices permitting a shutdown of individual modules while the Plant is in operation, ash hoppers, electrical controls, power supplies and rectifiers, and subordinate equipment and facilities.  The system also includes support steel, foundations and floor slabs for the precipitator, foundations for duct support steel, a precipitator control building, and a heating, ventilation, and air conditioning system necessary for proper operation of precipitator controls.

Fly Ash Removal System.  The fly ash removed from the flue gas by the FFDC is stored and disposed of by a fly ash removal system.  These facilities consist of: mechanical conveyors.

Clarifier—Softener Underflow Treatment System.  These facilities consist of: floc presses.

EXHIBIT C

FORM OF THE NOTE

THIS PROMISSORY NOTE MAY NOT BE ASSIGNED, PLEDGED, ENDORSED OR OTHERWISE TRANSFERRED EXCEPT BY THE ADAMS COUNTY, COLORADO TO U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE, OR, IN ACCORDANCE WITH THE INDENTURE OF TRUST REFERRED TO HEREIN, BY THE TRUSTEE UNDER THE INDENTURE OF TRUST TO A SUCCESSOR TRUSTEE THEREUNDER.

PROMISSORY NOTE

$129,500,000	[Date of Issue]

FOR VALUE RECEIVED, Public Service Company of Colorado, a Colorado corporation (the “Company”), does hereby promise to pay to the order of Adams County, Colorado (the “County”), without setoff or deduction, the principal sum of ONE HUNDRED TWENTY-NINE MILLION FIVE HUNDRED THOUSAND DOLLARS ($129,500,000) and interest on the unpaid principal amount thereof and any other amounts necessary for the payment of principal of, premium, if any, on and interest on the Adams County, Colorado Pollution Control Refunding Revenue Bonds, 2005 Series A (Public Service Company of Colorado Project) (the “2005 Series A Bonds”) issued by the County under the Indenture of Trust, dated as of August 1, 2005 (the “Indenture”), between the County and U.S. Bank National Association, as Trustee (the “Trustee”), all such amounts to be (a) paid in accordance with the Financing Agreement, dated as of August 1, 2005 (the “Financing Agreement”), between the County and the Company, at the rates and in the amounts indicated in the Principal and Interest Payment Schedule attached hereto and made a part hereof, as such Principal and Interest Payment Schedule may be amended from time pursuant to the Financing Agreement, (b) paid on or prior to the payment date set forth in said Principal and Interest Payment Schedule, and (c) applied in accordance with the Indenture to the payment of principal of, and premium, if any, and interest on, the 2005 Series A Bonds Outstanding within the meaning of the Indenture, when due, whether indicated on the Principal and Interest Payment Schedule, at maturity, upon redemption, acceleration or otherwise.

Capitalized terms used but not defined herein have the meanings given to them in the Financing Agreement, except that if the use of such term requires an alternative meaning for such term or the common meaning of such term should apply, such alternative meaning or common meaning, as the case may be, shall be given effect.

This Promissory Note evidences the Company’s payment obligations under Section 5.01 and Section 9.03 of the Financing Agreement.

Any payment or deemed payment by the Company of principal of, premium, if any, or interest (a) on the bond issued under the Company Mortgage to the Bond Insurer, or (b) pursuant to the Insurance Agreement with respect to reimbursement to the Bond Insurer of payments made by the Bond Insurer under the Financial Guaranty Insurance Policy relating to principal of or interest on the 2005 Series A Bonds or (c) on the 2005 Series A Bonds shall, to the extent thereof, without duplication, be deemed to satisfy and discharge the obligation of the Company, if any, to make the payment of principal of, premium, if any, or interest on this Note which is then due; provided, however, if any such payment or deemed payment by the Company is recovered from the recipient of such payment in accordance with a final, nonappealable order of a court of competent jurisdiction as a result, then the obligation of the Company to make such payment of principal of, premium, if any, or interest shall no longer be deemed satisfied and discharged for purposes of this Note.

This Promissory Note may be prepaid at the option of the Company and shall be prepaid by the Company if required by the Financing Agreement, in each case at the prepayment price set forth in Article 9 of the Financing Agreement, to effect the defeasance or redemption of all or a portion of the 2005 Series A Bonds.

Each payment required to be made hereunder shall be paid (a) in lawful money of the United States of America, (b) in funds which shall be immediately available on such payments’ due date, (c) to the Trustee or its agent at its principal corporate trust office in Denver, Colorado, or such other place as the Trustee or a successor Trustee may designate in writing to the County and the Company, and (d) no later than 10:00 a.m., prevailing time in the city where such principal corporate trust office is located, on the due date for such payment.  If amounts due hereunder are not paid when due, the unpaid balance shall continue to bear interest from such due date until the date of payment.

This Promissory Note is subject to all of the terms, conditions and provisions of the Financing Agreement and the Indenture, including those respecting prepayment and the acceleration of maturity.  The outstanding principal hereof is subject to acceleration as provided in the Indenture and the Financing Agreement.

Notwithstanding anything to the contrary contained herein or in the Financing Agreement, if an Event of Default by the Company under the Financing Agreement, the Company shall pay the holder of this Promissory Note all the costs of such holder in connection with the enforcement of its rights under the Financing Agreement or this Note and the collection of amounts due hereunder, including reasonable attorneys’ fees.

The Company hereby acknowledges that, pursuant to the Financing Agreement, the County is assigning to the Trustee all of the County’s right, title and interest in and to this Promissory Note.

THE COMPANY HEREBY WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST, NOTICE OF DISHONOR AND NOTICE OF PROTEST, AND SPECIFICALLY CONSENTS TO AND WAIVES NOTICE OF ANY RENEWALS, MODIFICATIONS OR EXTENSIONS OF THIS PROMISSORY NOTE, WHETHER IN FAVOR OF THE COMPANY OR ANY OTHER PERSONS, AND HEREBY WAIVES ANY DEFENSE BY REASON OF EXTENSION OF TIME FOR PAYMENT OR OTHER INDULGENCE GRANTED BY THE HOLDER OF THIS PROMISSORY NOTE.

No delay or failure of the holder of this Promissory Note in exercising any right, remedy or privilege under this Promissory Note shall affect such right, remedy or privilege, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, remedy or privilege preclude any further exercise thereof or the exercise of any other right, remedy or privilege.  The rights, remedies and privileges of the holder of this Promissory Note hereunder are cumulative and not exclusive of any rights, remedies or privileges which the holder of this Promissory Note would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of the holder of this Promissory Note of any breach or default under this Promissory Note, or of any provision or condition of this Promissory Note, must be in writing and shall be effective only to the extent specifically set forth in such writing.  No notice to or demand on the Company shall entitle the Company to any other further notice or demand in similar circumstances.  A waiver on any one occasion shall not be construed as a waiver or bar to any right, remedy or privilege on any other occasion.

The recourse of the holder of this Promissory Note under this Promissory Note for default or breach under this Promissory Note shall be limited to the rights provided therein; and without limitation of the generality of the foregoing, neither the Company nor any present or future director, officer, agent, employee or partner thereof shall have any personal liability for the indebtedness evidenced by this Promissory Note or under or by reason of the Financing Agreement, except as expressly provided herein or therein.

This Promissory Note may not be amended or modified except by a written agreement in accordance with the terms of the Financing Agreement and the Indenture.

If any provision hereof is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Promissory Note shall remain in full force and effect and shall be liberally construed in favor of the holder of this Promissory Note.

This Promissory Note shall bind the Company and, to the extent applicable, its successors and assigns, and the benefits hereof shall inure to the Trustee and any successor trustee under the Indenture.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed and its corporate seal to be duly affixed hereto by authorized officers of the Company on this          day of August, 2005.

PUBLIC SERVICE COMPANY OF
COLORADO

By:
Title:

(SEAL)

ATTEST:

By:
Title:

PRINCIPAL AND INTEREST PAYMENT SCHEDULE

Payment Date	Principal Amount Due	Interest Amount Due	Total Payment Due

ENDORSEMENT

This Promissory Note hereby is endorsed, without recourse, to the order of U.S. Bank National Association, as Trustee under the Indenture of Trust, dated as of August 1, 2005, between the undersigned, Adams County, Colorado, and U.S. Bank National Association, in such capacity, relating to the Adam County, Colorado Pollution Control Refunding Revenue Bonds, 2005 Series A (Public Service Company of Colorado Project).

ADAMS COUNTY, COLORADO

By:
Chair, Board of County Commissioners

Date:

[END OF FORM OF THE NOTE]